EX-99.1   PRESS RELEASE                                                                                                                                                            Exhibit 99.1

First Guaranty Announces Fourth Quarter Earnings and Record Results for 2007
For Immediate Release
February 29, 2008

Hammond, Louisiana--First Guaranty Bancshares, Inc., an $807 million bank holding company, announced record earnings for 2007. Consolidated net income for 2007 totaled $10.3 million, an increase of $1.5 million or 17% when compared to net income of $8.8 million for 2006. As of December 31, 2007, return on average assets (ROAA) and return on average equity (ROAE) were 1.37% and 16.15% respectively, compared to 1.21% and 15.54% as of December 31, 2006.

For the quarter ending December 31, 2007, First Guaranty Bancshares, Inc. had consolidated net income of $2.2 million, a $346,000 decrease from the $2.6 million of net income reported for the fourth quarter of 2006. The decrease in quarterly earnings in 2007, as compared to 2006, resulted from increases in the provision for loan losses and increases in noninterest expense. Additional provisions were made in fourth quarter 2007 to primarily address increased exposure on specific commercial credits. The increase in noninterest expense resulted from increases in salaries and employee benefits and increases in professional fees due to merger and acquisition activity.

Mr. Michael R. Sharp, President and Chief Executive Officer of the Company, said “The Company is well positioned statewide. We do a good job of gathering deposits in the respective markets we serve. We in turn, invest the core funding into a well balanced and diversified loan portfolio. Our credit base ranges from various types of agricultural loans to large commercial ventures. This strategy has produced another year of record earnings.”

Net interest income for the year ended December 31, 2007 was $34.1 million, an increase of $2.4 million when compared to $31.7 million for 2006.  The increase in interest income for 2007 resulted primarily from an additional $68.1 million in total loans generating fees and interest. In 2007, interest expense increased by $2.2 million from an increase in interest-bearing deposits of $98.6 million. The provision for loan losses totaled $1.9 million for the year ended 2007 as compared to $4.4 million for the year ended 2006. The 2006 provision reflects a higher provision primarily for home mortgage loans that were not underwritten according to the bank’s normal underwriting standards.

Noninterest income includes deposit service charges, return check charges, bankcard fees, other commissions and fees, gains and/or losses on sales of securities and loans, and various other types of income. Noninterest income for 2007 totaled $4.7 million, up $331,000 when compared to 2006. This increase was due to increases in service charge, commission and fee income totaling $218,000, increases of $201,000 in net gains on sales of loans and an increase of $156,000 in other noninterest income, all of which was partially offset by an increase of $244,000 in net losses recognized on the sale of securities.

Noninterest expense for 2007 totaled $21.1 million, an increase of $2.8 million from 2006. The largest increase in noninterest expense was a $1.7 million increase in salaries and employee benefits for 2007. This increase is due to a combination of the increased staff following the completion of our Homestead Bank merger during the third quarter of 2007 and the creation of additional support departments within the Company.

Book value per share was $11.97 at December 31, 2007, compared to $10.65 at December 31, 2006. Cash dividends paid increased to $0.63 per share for 2007 compared to $0.60 per share for 2006. Earnings per share also increased to $1.85 at December 31, 2007, an increase of $0.27 when compared to $1.58 at December 31, 2006.

Total assets as of December 31, 2007 were $807.3 million, an increase of $92.8 million or 13% when compared to $714.5 million for 2006. Assets acquired from the Homestead Bank merger totaled approximately $130.0 million. The Company sold securities and mortgage loans and used the funds to pay off Federal Home Loan Bank advances, reducing net assets acquired from the merger to $85.0 million. Investment securities totaled $142.1 million at December 31, 2007, a decrease of $16.3 million when compared to $158.4 million at December 31, 2006. The net loan portfolio at December 31, 2007 totaled $569.1 million, an increase of approximately $68.5 million or 14% from the December 31, 2006 level of $500.5 million. Net loans include the reduction for the allowance for loan losses which totaled $6.2 million at December 31, 2007 and $6.7 million at December 31, 2006. Total deposits increased $96.8 million or 15% in 2007 compared to 2006. At December 31, 2007, short-term borrowings were $10.4 million. Long-term borrowings decreased in 2007 to $3.1 million which comprised of Trust Preferred acquired in the Homestead Bank merger compared to $18.0 million at December 31, 2006 which consisted of various Federal Home Loan Bank advances.

Management achieved numerous accomplishments in 2007 including strengthening the balance sheet, improving loan quality, reducing other real estate by $2.2 million, creating additional support departments within the Company and complying with the new SOX 404 requirements on internal controls. Following the Homestead Bank merger, First Guaranty Bank now operates from 18 locations throughout the State of Louisiana.

Certain statements contained in this report, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of federal securities law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Bank to be materially different from any future results, performance or achievements of the Bank expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in the report. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Bank disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Michele E. LoBianco at (985) 375-0459

Selected Financial Data
(in millions, except ratios and share data)

	At or For the Years Ended
	December 31,
	2007	2006

Year End Balance Sheet Data:
Securities	$142.1	$158.4
Federal funds sold	35.9	6.8
Loans, net of unearned income	575.3	507.2
Allowance for loan losses	6.2	6.7
Total assets	807.3	714.5
Total deposits	723.1	626.3
Borrowings	13.5	24.6
Stockholders' equity	66.5	59.2

Income Data:
Interest income	$55.5	$50.9
Interest expense	21.4	19.2
Net interest income	34.1	31.7
Provision for loan losses	1.9	4.4
Noninterest income	4.7	4.4
Noninterest expense	21.1	18.4
Net income	10.3	8.8

Performance Ratios:
Return on average assets	1.37%	1.21%
Return on average equity	16.15%	15.54%

Per Common Share Data:
Net earnings	$1.85	$1.58
Cash dividends paid	0.63	0.60
Book value	11.97	10.65
Weighted average number of shares outstanding	5,559,644	5,559,644
Number of share outstanding (year end)	5,559,644	5,559,644